Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Amendment

to

Fund Accounting Agreement

This Amendment (the “Amendment”), dated as of January 1, 2020, amends and revises the Fund Accounting Agreement, dated November 20, 2006 and amended April 17, 2018, (the “Agreement”) between CM Advisors Family of Funds (f/n/a CM Advisers Family of Funds), a Delaware business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus” and collectively with the Trust, the “Parties”).

WHEREAS, the Parties entered into the Agreement; and

WHEREAS, the Parties desire to amend and revise the Agreement to update and revise certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.          Section 4(c) of the Agreement is amended so that it reads as follows: “[t]he cost of obtaining secondary security market quotes”.

2.          Schedule B to the Agreement is amended by adding the following paragraph to the end of the section titled “FEES”:

[REDACTED – Schedule has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.]

3.          Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date first above written.

	CM Advisors Family of Funds		Ultimus Fund Solutions, LLC

By:	/s/ Arnold Van Den Berg	By:	/s/ David K. James
Name:	Arnold Van Den Berg	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer